Exhibit 10.3

DATED ON 03 MR 2021

BETWEEN

VNH ONE SDN BHD

(Company Registration No. 201601019496 (1190433-K))

(“Landlord’’)

AND

ARB INTELLIGENCE SDN BHD

(Company Registration No. 201801022344 (1284363-V))

(“Tenant’’)

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TENANCY AGREEMENT

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THIS AGREEMENT is made on 03 MAR 2021 between VNH ONE SDN BHD (Company Registration No. 201601019496 (1190433-K)) having its address at F-2-43, Blok F, Taipan Damansara 2, Jalan PJU lA/3, Ara Damansara, 47301 Petaling Jaya, Selangor (hereinafter called “The Landlord”) of the one part and ARB INTELLIGENCE SDN BHD (Company Registration No. 201801022344 (1284363-V)) having its address at No.32-BC-09, Menara Q Sentral, No. 2A, Jalan Stesen Sentral 2, Kuala Lumpur Sentral, 50470, Kuala Lumpur (hereinafter called “The Tenant”) of the other part.

WHEREAS

(a)	The Landlord is the registered / beneficial owner of the property described in Schedule D hereto (hereafter called “The Demised Premises”).

(b)	The Landlord has agreed to grant and the Tenant has agreed to take up ten Demised Premises on the terms and conditions hereinafter appearing.

NOW IT IS HEREBY AGREED as follows:

1.	AGREEMENT FOR TENANCY

The Landlord hereby let and the Tenant hereby accepts a TENANCY together with the fixtures and fittings described in Schedule M of the Demised Premises (“the Tenancy”) upon the terms and conditions herein contained.

2.	TERM AND RENT

The tenancy is for the term set out in Schedule F hereto with effect from the date set out in Schedule G hereto (“the Commencement Date”) at the rental set out in Schedule H hereto payable monthly in advance, the first payment to be made on or before the Commencement Date and subsequent payments on or before the first (1st) day of each succeeding calendar month.

3.	SECURITY DEPOSIT

3.1	The Tenanl shall on or before Lhe Commencement Date and at all Limes during lhe currency of the tenancy deposit with the Landlord the rental and utilities deposit in the amount(s) as set out in Schedule I hereto (together called “the Deposit”). The Deposit shall be held by the Landlord during the term of the Tenancy as security for the due performance and observance by the Tenant of all and singular its covenants herein contained.

The Tenant shall be liable to top-up the amount of utility account deposit if duly requested by the utility provider company which could be due to the high usage by the Tenant or increase in the rates levied by the utility provider company.

In case of any default on the part of the Tenant in the performance or observance of any of the said covenants including any damage to the Demised Premises and to the fixtures and fittings thereof caused by the Tenant, their servants or agents, the Landlord shall be entitled to deduct whatever sum or sums that may be due to the Landlord as rent and other outgoings liable by the Tenant hereunder contained and/ or for any repairs, replacement, damages, lost fixtures belonging to the Landlord on the Demised Premises and to return the balance (if any) to the Tenant without interest thereon.

3.2	In the event that the deposit is insufficient to remedy any breach or damages the deficient amount shall be recoverable from the Tenant as a debt due to the Landlord. If the Tenant shall have duly performed and observed all the covenants and obligations on its part hereunder, the Landlord shall within one (1) month of the expiry of the Tenancy or upon the payment of all utility bills and the determination of the cost for damages if any whichever comes first refund the deposit free of interest to the Tenant.

3.3	The Tenant shall not treat the Deposit as payment towards rent or any fee or other payment that is due and payable by the Tenant under this Agreement.

4.	TENANT’S COVENANTS

The Tenant hereby covenants with the Landlord as follows :

4.1	Covenant to pay rent

To duly and punctually pay the rent reserved herein at the times and in the manner herein set out;

4.2	Covenant to pay electricity, water, sewerage, telephone and other charges

To pay all charges for electricity, water, sewerage, telex I telephone facilities supplied to and refuse collection and other services rendered to or in respect of the Demised Premises;

4.3	Covenant to keep Demised Premises clean and in good repair

At all times to keep the Demised Premises and the Landlord’s fixtures and fittings and the common area (which includes the stairs and passages) free from obstruction and in a clean condition and in good and tenantable repairs;

4.4	Covenant to keep the lavatory in useable condition

Not knowingly to permit or suffer any lavatory to be used in any improper manner whereby the soil or waste pipe may become impeded or blocked;

4.5	Covenant to permit inspection

The Tenant shall permit the Landlord and its agents with or without workmen and others after giving twenty four (24) hours written notice, with the exception of emergencies, to enter and view the condition of the Demised Premises and to execute any repairs and works as the Landlord may think fit. The Tenant shall forthwith repair and mend in a proper and workmanlike manner any defects for which the Tenant is liable and of which seven (7) days notice shall have been given to the Tenant left at the Demised Premises.

In the event the inspection or repairs is carried out before or after the business hours of the Tenant, such an inspection or repair by the Landlord shall be accompanied by a personnel designated by the Tenant.

4.6	Covenant not to assign

Not to assign, sublet or otherwise dispose of or part with possession of the Demised Premises or any part thereof without the prior written consent of the Landlord;

4.7	Covenant as of user

To use the Demised Premises solely and exclusively for the Tenant’s Business as described in Schedule K hereto only, and to obtain and maintain at the Tenant’s own cost and expense, all licenses, permits, approvals and other consents for the carrying on of such businesses or occupation and to produce the same upon request to the Landlord for inspection and provided that the Tenant’s Business shall not infringe any law or zoning conditions affecting the Demised Premises and shall not permit or suffer anyone to use the same or any portion(s) thereof wholly or partly as dwelling;

4.8	Covenant restrictive of user

4.8.1	Not to use or permit or suffer the use of the Demised Premises for storing goods or merchandise (other than goods and merchandise belonging to or held by the Tenant for and in connection with the Tenant’s Business);

4.8.2	Not to do or permit or suffer to be done on the Demised Premises any noxious, nuisance or offensive act, business, occupation or matter or thing whatsoever which may become a nuisance or annoyance to or in any way interfere with the quiet occupation and comfort of the Landlord or any of the Tenants or Occupiers of the adjacent premises at any time during the continuance of the Tenancy;

4.8.3	Not to bring or store to permit or suffer to be brought or stored on the Demised Premises or any part thereof any goods which in the opinion of the Landlord are of a dangerous or hazardous nature;

4.8.4	Not to do or permit to be done anything whereby the policy or policies of insurance on the Demised Premises against damage by fire effected by the Landlord may become void or avoidable or whereby the premium thereon may be increased and to repay to the Landlord all sums paid by the Landlord by way of increased premium and all expenses incurred by the Landlord in or about any renewal of such policy or policies rendered necessary by breach of this covenant without prejudice to the other rights of the Landlord;

4.8.5	Not to use the Demised Premises for any unlawful or immoral purposes or for any purposes whatsoever that may affect adversely the interest of the Landlord;

4.8.6	Not to use install or caused to be installed in the Demised Premises any heavy equipment or electrical appliances consuming high voltage without the prior written consent of the Landlord;

4.8.7	Not to use the Demised Premises as a funeral parlour as to store any goods or equipment related to the funeral or bereavement business.

4.9	Covenant to observe laws, rules and regulations

To observe and comply with all laws, rules and regulations affecting the Tenant and the Tenant’s business or; occupants of the Demised Premises which are now in force or which may hereafter be enforced;

4.10	Covenant to indemnify

To keep the Landlord indemnified of all actions, liabilities, claims, demands, costs, damages, losses and expenses of every kind whatsoever on account of any act or omission by the Tenant, its licensees, agents or servants or any breach of the Tenant’s covenants herein;

4.11	Covenant to yield up

At the expiration or sooner determination of the term hereby created to peacefully and quietly yield up the Demised Premises to the Landlord together with the fixtures and fittings thereto in tenantable repair and clean condition in accordance with the Tenant’s covenants herein contained and immediately prior thereto at the request of the Landlord to remove any signs, names, advertisements or notices erected, painted, .. displayed, affixed or exhibited upon to or within the Demised Premises and make good any damage or disfigurement caused by reason of such erection, painting, displaying, affixing, exhibiting or removal thereof;

4.12	Covenant not to make alteration

Not to make or permit to be made any alteration structural or otherwise partitions in or additions to or decorations to the Demised Premises or any part thereof without the previous written consent of the Landlord; and where required by Law, of the appropriate authorities; and in the event of such consent being given to carry out such alterations or additions or decorations (“the Alteration”) at the Tenant’s own expenses in conformity with the plans and specifications therefore approved by the appropriate authorities and to indemnify the Landlord against all actions, proceedings, claims, demands, costs, damages and expenses in respect thereof.

4.13	Covenant to restore

At its own cost and expenses to restore the Demised Premises to its original position if any structural alterations, additions or decorations have been made if so desired by the Landlord at the expiry or sooner determination of the period of the Tenancy. Such restoration shall be carried out within two (2) weeks from the expiration or sooner determination of the period of the Tenancy, failing which the Landlord shall be at liberty to carry out such restoration and the costs and expenses thereof shall be borne by the Tenant and payable by the Tenant to the Landlord upon demand;

4.14	Covenant to service and maintain fire fighting equipment and air-conditioner starters

To service and maintain all fire fighting equipment in the Demised Premises during the term of the Tenancy.

4.15	Covenant to allow inspection by prospective tenants / buyers

Unless there is a valid exercise of the option to renew, to allow prospective tenants/buyers of the Demised Premises twenty four (24) hours prior notice is required to examine and inspect the Demised Premises during the three (3) months immediately prior to the expiration of the term herein; in the event such inspection is carried out before or after the business hours of the Tenant, such an inspection by the Landlord shall be accompanied by a personnel designated by the Tenant;

4.16	Covenant to notify Landlord

To notify the Landlord immediately in writing upon receipt of any matter which may affect the Demised Premises and/or Landlord.

5.	LANDLORD’S COVENANTS

The Landlord hereby covenant with Tenant as follows:

5.1	Covenant to insure

To insure the Demised Premises against loss or damage by fire and to pay all premium necessary for that purpose. PROVIDED ALWAYS that nothing herein implies that any insurance so taken by the Landlord shall cover the furniture, fittings, fixtures, stock-in-trade and goods of the Tenant in the Demised Premises which shall be covered separately by the Tenant AND PROVIDED FURTHER that if any act or default of the Tenant, its servant or agents results in any increase in the insurance premium payable on the insurance policy in respect of the Demised Premises such increase shall be borne and paid for solely by the Tenant;

5.2	Covenant to pay quit rent, assessment and service charges

To pay the quit rent, assessment rates, taxes and service charges payable in respect of the Demised Premises whenever the same becomes due;

5.3	Covenant for quiet enjoyment

That so long as the Tenant shall pay the rent hereby reserved and perform and observe the several covenants, agreements, stipulations on the Tenant’s part herein contained the Tenant shall peacefully hold and enjoy the Demised Premises during the Tenancy without any interference from the Landlord or any person rightfully claiming under or in trust for the Landlord.

5.4	Others

5.4.1	Fit-out period as agreed according to Schedule J. Tenant shall be responsible to pay all utilities including electricity, water and any other relevant utility charges during this period, once the unit has been handed over by the Landlord. Tenant shall keep the Landlord indemnified against all actions, proceedings, claims, demands, costs, damages and expenses in respect of any actions taken during the fit-out period notwithstanding prior consent has been given by the Landlord and / or any relevant authorities.

6.	PROVISOS

6.1	Proviso for non-payment of Rent

If the rent hereby reserved or any part thereof or any charges or payments herein covenanted to be paid by the Tenant shall be in arrears and unpaid seven (7) days after the same shall have become payable (whether formally demanded or not) or if any covenant on the Tenant’s part herein contained shall not be performed or observed or if the Tenant shall wind up (except for the purpose of reconstruction or amalgamation) then it shall be lawful for the Landlord at any time thereafter to serve a written notice upon the Tenant pursuant to Section 235 of the National Land Code 1965 requiring the Tenant to remedy the breach within seven (7) days from the date of the notice, failing which it shall be lawful for the Landlord to re-enter upon the Demised Premises or any part thereof in the name of the whole and thereupon the Agreement herein shall be absolutely determined but without prejudice to the rights of action of the Landlord in respect of any antecedent breach of covenant on the Tenant’s part herein contained;

The Landlord shall be entitled to levy on arrears of outstanding rental not paid on or before the stipulated time, a further sum of eight per cent (8%) per annum as administrative charges on a pro-rata basis with a daily rest until such sums are paid.

6.2	Proviso for suspension of Rent

In case the Demised Premises or any part thereof shall at any time during the said term be destroyed or damaged by any cause including fire, lightning, war, riot or tempest or as to become unfit for occupation and use then the Landlord shall not be bound or compelled to rebuilt or re-instate the same unless in its discretion it thinks fit and the Tenant shall have the option whether to continue this tenancy. In the event the Tenant deciding to continue the tenancy and in the event the Landlord deciding to rebuilt and reinstate the said portion or part thereof which has been destroyed or damaged, then the rent reserved or a fair and just proportion thereof according to the nature and extent of the damage sustained shall be suspended and cease to be payable until the said Premises shall have been again rendered fit for occupation and use. In the event the Landlord deciding not to rebuild and reinstate the said Premises or in the event that the Tenant deciding not to continue with the Tenancy then the rent hereby reserved shall cease to be payable from the happening of such destruction or damage aforesaid and the Tenant shall peaceably and quietly leave surrender and yield up to the Landlord possession of the said Premises and the Landlord shall refund the rent deposit paid to the Tenant less any sums due and owing to the Landlord if any due under the terms of this Agreement.

6.3	Proviso for breach of Tenancy by Tenant

Subject to Clause 6.1 above, should the Tenant be in breach of any of the provisions of this Agreement the Landlord shall be entitled to determine the tenancy and forfeit the Deposit without prejudice to the Landlord’s remedies for further or additional damages for breach of contract. In the event the Tenant desires to terminate the tenancy herein prior to the period stated in Schedule F herein, the Tenant shall give to the Landlord two (2) months’ advance notice of such intention. Upon the exercise of the Tenant of this right of early termination, the Landlord shall be entitled to forfeit the rental deposit of Ringgit Malaysia Twenty Two Thousand (RM22,000.00) as agreed liquidated damages and refund the utility deposit and at the expiration of said period of two (2) months, the tenancy herein shall terminate.

6.4	Proviso for distress

Should the Landlord have to take up distress proceedings against the Tenant for arrears of rent due and payable, such costs for distress proceedings against the Tenant will only be borne by the Tenant if it is solely due to the Tenant act(s), or as a direct result of the Tenant act(s), and the Landlord shall be entitled to re-enter the Demised Premises under the provisions of Clause 6.1 above.

7.	GENERAL

7.1	Inspection

The Tenant is deemed to have inspected the Demised Premises and satisfied with the state and condition thereof.

7.2	Assignment

The Landlord is entitled to dispose off the said Premises at anytime during the term herein created and it is hereby agreed and declared between the parties hereto that the Landlord shall have the right to assign this Tenancy Agreement to anyone which it deem fit but however the terms and conditions specified herein in this Agreement shall remain unchanged and binding upon the assigned Landlord shall have the right to assign all the sum due and payable or that shall become due and payable to the Landlord to its assignee by way of written notice to the Tenant.

7.3	Costs

The Tenant shall be responsible for payment of the stamp fees for this Tenancy Agreement and such other incidental costs relating thereto. The Tenant shall not be liable for the Landlord’s Solicitors’ fees incurred by the Landlord in the enforcement of this Tenancy.

7.4	Waiver and Indulgence

The acceptance of the rent or any part thereof by the Landlord shall not be deemed to operate as a waiver by the Landlord of any right of action against the Tenant in respect of any breach by the Tenant of any of its covenants herein contained. No failure or delay on the part of the Landlord in exercising any right under this Agreement shall operate as a waiver of such right nor shall the knowledge or acquiescence by the Landlord of in a breach or non-performance by the Tenant of any terms and conditions of this Agreement constitute a waiver of such and/ or any other terms and conditions.

7.5	Option to renew lease

The Landlord shall at the written request of the Tenant made not less than two (2) months before the expiration of the term hereby created and if there shall not at the time of such request be any existing breach or non-observance of any of the covenants on the part of the Tenant herein contained to be performed at the Tenant’s expense grant to the Tenant a Tenancy of the Demised Premises for a further term as set out in Schedule L hereto and subject to the terms and conditions to be agreed on by the parties. In the event the Tenant fails to serve a written request as stipulated herein or sign the Agreement for the above renewed term within the respective periods stipulated above, then the option to renew shall automatically and irrevocably lapse and the Landlord shall be free of all obligations whatsoever to grant the Tenant a further Tenancy and the Landlord or its agents shall be entitled to put up a notice or signboard for the purpose of securing new tenants at the Demised Premises without any objection or hindrance from the Tenant.

Upon the expiration of the term hereby granted if the Tenant shall desire not to renew the tenancy, the tenant shall give two (2) months prior notice in writing of such desire.

7.6	Option to purchase

In the event that the Landlord opts to sell the Demised Premises, the Tenant shall have the right of first offer to purchase provided that the Tenant is not in default of the tenancy agreement. The Landlord shall serve the Tenant a written notice of its intention to sell which include the selling price and terms of selling. The Landlord shall have the right to accept or reject the Tenant’s offer. If the Tenant’s offer is rejected by the Landlord, the Landlord is entitled to accept the offer of other buyers without requiring prior consent from the Tenant or serving prior notice to the Tenant.

7.7	Notice

Any notice, consent, request or the like required to be given hereunder shall be in writing and shall be sufficiently served :

7.6.1	On the Tenant if addressed to the Tenant and left at or sent by registered post or facsimile to the Demised Premises or its registered office for the time being or such address as the Tenant may notify to the Landlord in writing; and

7.6.2	On the Landlord if addressed to the Landlord and left at or sent by registered post or facsimile to the address given in this Agreement or its place of business or registered office for the time being and any notice sent by registered post or facsimile shall be deemed to have been served at the time of posting of the Notice.

7.8	Law

This Agreement shall be construed and enforced in accordance with the laws of the Malaysian Courts.

7.9	Time

Time wherever mentioned shall be of the essence of this Agreement.

7.10	Force Majeure

Neither Landlord nor Tenant shall be liable for failure to perform any of its obligations, or for damage or loss to the other Party if such failure, damage or loss is caused by the government action, Acts of God or other casualty, war, disaster, riot, strikes, lockouts, force majeure or any similar circumstances or causes beyond the reasonable control of either Party.

7.11	Interpretation

In the interpretation of this Agreement, except to the extent that such interpretation shall be excluded by or be repugnant to the context when used herein :

7.10.1	The expression “the Landlord” and “the Tenant” shall include their successors-in-title, assigns, heirs, executors and administrators of the parties herein;

7.10.2	Words importing the singular number shall include the plural and vice-versa as the case may require;

7.10.3	Words importing the masculine gender only shall include the neuter gender and vice-versa as the case may require.

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IN WITNESS WHEREOF the Parties hereto have hereunto set their hands on the day and year first above written.

SIGNED by		)
)
for and on behalf of the		)
Landlord:		)
)

	Name	: Datin Lim Lee Kian
	NRIC No	: 730907-08-5482

SIGNED by		)
)
for and on behalf of the		)
Tenant:		)
)

	Name	: Chong Hwa Siong
	NRIC No	: 740503-04-5379

FIRST SCHEDULE

(Which is to be taken, read and construed as an essential part of this A1rreement herein)

SCHEDULE	DESCRIPTION	PARTICULARS
A	Date of Agreement	03 MAR 2021
B	The Landlord

Name: VNH ONE SDN BHD

Company ROC: 201601019496 (1190433-K)

Address: F-2-43, Blok F, Taipan Damansara 2, Jalan PJU

lA/3, Ara Damansara, 47301 Petaling Jaya, Selangor.

Email: vnhoneit@gmail.com

Contact: Datin Lim Lee Kian

C	The Tenant

Name: ARB INTELLIGENCE SDN BHD

Company ROC: 201801022344 (1284363-V)

Address: No.32-BC-09, Menara Q Sentral, No. 2A, Jalan

Stesen Sentral 2, Kuala Lumpur Sentral, 50470, Kuala
Lumpur.

Email: hwasiongchong@yahoo.com

Contact: John Chong

D	The Demised Premises	Unit 17-03, Menara Q Sentral, No. Jalan Stesen Sentral 2, Kuala Lumpur Sentral, 50470, Kuala Lumpur
E	Floor Area	Approximately 1,366 sq. ft.
F	The Terms Of The Tenancy	Two (2) year beginning from 1st May 2021 and expiring on 30th April 2023
G	The Commencement Date	1st May 2021
H	The Rental	Monthly Rental of Premises RMll,000.00 CIMBBank Account Name: VNH ONE SDN BHD Account Number: 8008287664 Payment by standing instruction, kindly email a copy of bank in slip to vnhoneit@gmail.com
I	The Deposit	Rental Deposit: Ringgit Malaysia Twenty Four Thousand only (RM22,000.00) equivalent to rental of Two (2) months
J	Renovation Free	15th April 2021 to 30th April 2021

Rental Period
K	Use Of The Demised Premises	Office
L	The Option To Renew	For a further term of Two (2) years at the prevailing market rent subject to mutual agreement between Landlord and Tenant
M	Fixtures & Fittings

Fully furnished with items as listed below:-

(a)     Office desks (x 16 units);

(b)     Office chairs (x 18 units);

(c)     Director’s desk (x 1 unit);

(d)     Director’s office chair (x 1 unit);

(e)     Office cupboards (x 4 units);

(f)     Vertical blind curtains (x 2 units);

(g)     Office reception counter (x 1 unit);

(h)     Television (x 1 unit);

(i)     Guest sofas at reception area (x 2 units);

(j)     Guest table at reception area (x 1 unit);

(k)     Sofas in Director’s room (x 2 units);

(1)     Guest table in Director’s room (x 1 unit)

(m)     Director’s room wall partition;

(n)     Director’s room door (xl );

(o)     Wallpaper for the entire office;

(p)     Floor carpet for the entire office.